Exhibit 4.12

Convenience Translation from the German Original

KIM SCHINDELHAUER

Chairman of the Supervisory board of

AIXTRON AG

Mr Steve Perry
The Board, AIXTRON AG
Kackertstr. 15-17

D-52072 Aachen

Date May 11, 2004

Board service contracts — regulation on profit-sharing bonus

Dear Mr Perry

As already advised, I am pleased to confirm once again in writing the resolution of the Supervisory Board concerning the regulation on the profit-sharing bonus agreed with you.

For the financial year 2004, s. 4 no. 2 of the board service contract will be amended to the effect that:

1.               8% (previously 2%) of the consolidated profit for the year shall be made available to the full board as the bonus pot;

2.               the consolidated profit for the 2004 financial year will not be reduced by any losses brought forward from previous years;

3.               the aggregate amount of the bonus pot is limited to in total €1.0 million.

All other regulations remain unchanged.

Yours sincerely

[signed]
K. Schindelhauer